Exhibit 10.3

CBRE GROUP, INC.

EXECUTIVE BONUS PLAN

Dated February 28, 2019

1.	PLAN OBJECTIVE

The Executive Bonus Plan (“EBP” or the “Plan”) has been designed to reward and encourage the efforts of the executive officers of CBRE Group, Inc. (“CBRE” or the “Company”) to successfully attain the Company’s goals by directly tying the Participant’s compensation to Company and individual results.   The EBP is also designed to (a) provide competitive compensation opportunities for executive officers and (b) assist in retaining and attracting key employees for CBRE.

2.	EFFECTIVENESS AND PLAN YEAR

The Plan is dated the first date set forth above and is effective in respect of the 2019 Plan Year (as defined below) such that it shall apply in respect of Awards (as defined below) in respect of such Plan Year.  The Plan will remain in effect until suspended, amended, terminated or otherwise altered in accordance with Section 10 hereof.  The Plan supersedes and replaces, in total, all prior versions of the Plan or any other bonus guarantees.  A “Plan Year” starts on January 1 and ends December 31 of the same year.

3.	PLAN ADMINISTRATION

Human Resources will administer the Plan, including participation, eligibility criteria and payment of Awards, subject to final review and approval by the Chief Executive Officer and the Compensation Committee of the Board of Directors (the “Committee”).

4.	ELIGIBILITY

4.1

Eligibility for participation in the EBP and receipt of bonus awards pursuant to the terms and conditions of the Plan (“Awards”) will be limited to the Chief Executive Officer and other executive officers specifically designated and approved by the Chief Executive Officer and the Committee each year (the CEO and such other officers so designated and approved, “Participants”).  Unless otherwise specifically approved by the Chief Executive Officer and the Committee, executive officers who participate in any other Company bonus plan, as well as executive officers who are paid on a commission basis or participate in the bonus plan for commissioned salespersons, are not eligible to participate in the EBP.

4.2

Participation for a Participant begins on the first day of employment or the designated effective date of a Participant’s eligibility to participate in the Plan.  Eligibility for the Plan does not guarantee payment of an Award because payment is dependent upon earning the Award and the other provisions of the Plan, including both individual and Company performance.

4.3	Participants who are newly hired, transfer to a new position or become eligible to participate during a Plan Year are eligible to earn an Award as follows:

(a)

Newly-hired or newly-eligible Participants will be eligible for a pro-rated Award based on the number of full weeks worked in the eligible position from the first date of employment or the designated effective date during the Plan Year.

(b)

Participants who transfer to a new position that is not then eligible for the Plan will be eligible for a prorated Award based on the number of full weeks worked in the eligible position during the Plan Year.

(c)

Participants who transfer or are promoted to another position and remain eligible for the Plan under the new position will be eligible to earn a prorated Award for each position based on the number of full weeks worked in each position during the Plan Year.  Eligibility to earn Awards will be based on the number of full weeks the Participant worked in each position and the applicable Target Awards and/or ratings for each position.

4.4	If the employment status of a Participant changes prior to the Payment Date (as defined below), eligibility for an Award will depend on the reason for the status change:

(a)	Resignation or voluntary termination for any reason: Eligibility for Awards is forfeited on resignation or voluntary termination by the Participant for any reason before the Payment Date.
(b)

Involuntary termination for Cause: Eligibility for Awards is forfeited on involuntary termination by the Company for Cause before the Payment Date.  As used herein, the term “Cause” shall mean: (i) an uncured material breach by a Participant of one or more of the material terms and conditions of such Participant’s employment agreement, (ii) a material violation by a Participant of the Company’s published policies without permission or just cause, (iii) a Participant’s substantial and continuing non-performance under such Participant’s employment agreement, (iv) any act of fraud, embezzlement or other dishonesty in connection with a Participant’s duties and obligations, (v) any intentional act by a Participant that would jeopardize the Company’s licenses to do business, or (vi) the commission by a Participant of any illegal and/or unethical act that adversely and materially affects the character, goodwill and public reputation of the Company.

(c)

Involuntary termination not for Cause:  Eligibility for Awards is forfeited on involuntary termination by the Company not for Cause before the Payment Date.  Participants classified as a Highly Compensated Employee (“HCE”) and eligible for severance benefits as defined by the Severance Pay Policy then in effect are eligible (but not guaranteed) to receive a pro-rated target bonus at the sole discretion of the Company under the provisions of the Company’s Severance Pay

Policy then in effect.
(d)

Retirement:  If a Participant Retires (as defined below) prior to a Payment Date and participated in the Plan for at least 26 full weeks of the Plan Year, eligibility for an Award may (but is not guaranteed to) be prorated based on the number of full weeks of participation in the Plan Year.  If paid, a prorated Award will be paid at the time that Awards are paid to Participants generally.  If participation in the Plan is for less than 26 full weeks during the Plan Year, the Retiring Participant is not eligible for an Award for that Plan Year.  As used in this Section 4.4(d), “Retire” (and corresponding terms) means voluntary termination of employment by a Participant with the Company or an affiliated company, where such Participant has completed at least ten years of Continuous Service and (i) for U.S. Participants, the attainment of age 62, or (ii) for non-U.S. Participants, the attainment of age 62 or such earlier age at which such Participant is required to retire from Continuous Service under applicable law or an applicable retirement plan or policy.  “Continuous Service” means uninterrupted service as an employee. A Participant’s Continuous Service does not terminate if he or she is a common-law employee and goes on a bona fide leave of absence that was approved by the Company in writing and the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law.

(e)

Death or disability:  If a Participant dies or becomes disabled prior to a Payment Date, eligibility for an Award may (but is not guaranteed to) be prorated based on the number of full weeks of participation in the Plan Year.  If paid, any prorated Award will be paid at the time that Awards are paid to Participants generally.  A Participant will be considered “disabled” if the Participant is disabled as defined under the provisions of the Company’s Long-Term Disability Plan then in effect.  For a Participant who dies prior to the Payment Date, the Award (if paid) will be paid to the Participant’s beneficiary as designated in the Participant’s group term life insurance at the time of death.

5.	DISCRETIONARY COMPANY THRESHOLDS

Awards may not be paid to any Participant if the Company fails to achieve one or more minimum financial performance targets (the “Discretionary Company Thresholds”) as determined and set by the Company in its sole discretion.  The Discretionary Company Thresholds may be set and/or amended by the Company at its sole discretion at any time during the Plan Year and up to the Payment Date.

6.	TIMING OF CALCULATIONS, PAYMENTS

6.1	Awards are earned by performance during the Plan Year and by remaining actively employed by the Company through the date Awards are paid.

6.2	Subject to final approval by the Chief Executive Officer and the Committee, Awards will be paid on or before March 15 following the end of the Plan Year with respect to which the Award relates (such date of payment, the “Payment Date”).

6.3

Subject to Sections 4.4(c), 4.4(d) and 4.4(e), if a Participant’s employment terminates for any reason (whether voluntarily or involuntarily) either during the Plan Year or following the end of the Plan Year but prior to the Payment Date, unless otherwise determined by the Company pursuant to the terms hereof, no Award (or portion thereof) shall be payable or earned with respect to such Plan Year.

6.4

It is intended that all Awards earned will be paid in cash.  However, the Company reserves the right to distribute common stock in the Company or other non-cash forms of compensation in lieu of cash in the event economic circumstances dictate such action.

6.5	Federal and state income taxes and other required taxes will be withheld from bonuses under applicable law.

6.6

To the extent that any Awards under the Plan are subject to Section 409A of the Internal Revenue Code (“IRC”), the terms and administration of such Awards shall comply with the provisions of such Section, applicable IRC guidance and good faith reasonable interpretations thereof, and, to the extent necessary to achieve compliance, such Awards shall be modified, replaced, or terminated at the discretion of the Committee.

7.	MAXIMUM ANNUAL BONUSES

The maximum Award to be received by any Participant shall not exceed 200% of the Target Award (as defined below), inclusive of CEO Awards (as defined below).

8.	CEO AWARDS

The Company reserves the right to award to a Participant a supplemental discretionary bonus award in cases of exceptional and exceedingly deserving circumstances, the amount of which shall be determined in the Chief Executive Officer’s sole discretion (subject to the ratification by the Committee).  This supplemental award is referred to herein as a “CEO Award.”

9.	AWARD CALCULATION

9.1

Participants are eligible for an Award each Plan Year, based on (a) financial measures (“Financial Performance Targets”) for the Company, business segment, business unit or line of business, and (b) individual achievement of important Company or individual objectives in each Participant’s area of responsibility (“Strategic Performance Objectives”).

9.2	Target Awards:

(a)	Each Participant will be assigned a “Target Award” by the Company in its sole discretion (generally based on a Participant’s position and that position’s potential contribution to the Company) by March 31 of each Plan Year.  For new hires or newly-eligible Participants (whether by transfer or promotion), the Target Award will be set within ninety (90) days of eligibility for the Plan.

(b)

Target Awards will be determined based on Financial Performance Targets and Strategic Performance Objectives established at or near the beginning of a Plan Year for each Participant (or for new hires or newly-eligible Participants (whether by transfer or promotion), established at or near the date of their eligibility to participate in the Plan).  Awards will be determined as set forth in Section 9.5 below by making a preliminary determination of the Award based on achievement of Financial Performance Targets and then adjusting that resulting amount for each Participant (as further weighted by his or her Strategic Performance Portion (as defined below)) based on performance against Strategic Performance Objectives.  At the Committee’s direction, Strategic Performance Objectives account for 20% to 50% (inclusive) of the Target Award (depending on the executive category) (the “Strategic Performance Portion”), and the remainder is the “Financial Performance Portion.”  For example, if the Committee determines that an Award should be weighted 80% on financial measures and 20% on strategic objectives, then that Participant’s Financial Performance Portion would be 80%, and that Participant’s Strategic Performance Portion would be 20%.

(c)

In the event that a Target Award amount or weighting of any component thereof is changed during a Plan Year, the payment of that Plan Year’s Award will be pro-rated based on the number of full weeks that each respective Target Award (or such component’s weighting) was in force, unless other written agreements supersede this provision.

9.3

Financial Performance Targets:  Financial Performance Targets are approved by the Committee at or near the beginning of each Plan Year. Until otherwise designated by the Committee, EBITDA is the metric utilized to set Financial Performance Targets for the Company, regions, business units and lines of business, as adjusted to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items as well as the cumulative effect of tax or accounting changes.  The Company (with the approval of the Committee) reserves the right to change the Financial Performance Target metric from time to time without the necessity of amending the Plan.

9.4	Strategic Performance Objectives:

(a)

Participants must have measurable Strategic Performance Objectives set by the Company in writing by March 31 of each Plan Year in respect of that Plan Year, with the Company having the discretion (but not being required) to assign relative weights to each such Strategic Performance Objective.  If relative weights are not assigned, then each Strategic Performance Objective will be given an equal weighting.

(b)	For new hires or newly-eligible Participants (whether by transfer or promotion), the Strategic Performance Objectives must be set within ninety (90) days of eligibility for the Plan.
(c)	Non-submission of Strategic Performance Objectives to the Committee will make the Participant ineligible for an Award.

9.5	Calculation of Awards: Following the conclusion of the Plan Year, assuming the Discretionary Company Thresholds are satisfied, Awards are calculated as follows:

(a)	Preliminary Award: Actual financial performance is compared to the Financial Performance Targets, and an Adjustment Factor is then determined as follows:

Achievement Against Financial Performance Target	Adjustment Factor
<= 70%	0%
100%	100%
>=130%	200%

*The Adjustment Factor for financial performance achievement between 70% and 130% of the financial performance target will be linearly interpolated.  For example, achievement of 124.3% of the Financial Performance Target will result in an Adjustment Factor of 181.00%.

The Adjustment Factor is then multiplied by the dollar amount of the full
Target Award.  This product is the “Preliminary Award.”

(b)

Financial Performance Portion:  The Preliminary Award is then multiplied by the weighting of the Financial Performance Portion for the Participant.  This product becomes part of the Award for the Participant.

(c)

Strategic Performance Portion:  First, the Preliminary Award is multiplied by the weighting of the Strategic Performance Portion for the Participant to determine a base amount attributable to Strategic Performance Objectives (the “Strategic Base Amount”).  Second, following the end of the Plan Year, the Chief Executive Officer (or where the Participant is the Chief Executive Officer, the Committee) will score that Participant based on that Participant’s performance against his or her Strategic Performance Objectives, considered individually (and if so, by taking into account their relative weightings) or by giving a single score for all Strategic Performance Objectives, as the Chief Executive Officer so determines.  The Participant’s performance against the Strategic Performance Objectives as so considered will be rated using a scorecard with a scale of 1 through 5 that has corresponding percentage grades[1], and will take into account recommendations

[1]	The scorecard will be as follows:

* A composite score of 4.2 (e.g., because four strategic objectives weighted at 20% each received a “4” but a fifth strategic objective also weighted at 20% received a “5”) would be linearly interpolated to result in a 130.0% preliminary multiplier.

from the Participant’s direct manager (as applicable).  The scorecard will also contain space for commentary regarding the Participant’s performance if appropriate (e.g., describing special circumstances). The information on the scorecard, taken as a whole, is then used to determine a preliminary multiplier against the Strategic Base Amount, which preliminary multiplier will range from zero to a maximum of 150%.  Third, once the preliminary multiplier is so determined, the Chief Executive Officer (or where the Participant is the Chief Executive Officer, the Committee) may (but is not required to) then further adjust such preliminary multiplier (but not to be less than zero or more than 150%) after taking into account, among other things, the Participant’s performance and positioning relative to his or her peer group, seniority, experience, growth, development and accomplishments in respect of and outside the Strategic Performance Objectives (including, if relevant, in respect of other objectives that became important Company or Participant priorities during the year).  The preliminary multiplier, as so further adjusted, then becomes the ultimate multiplier, and the product of this ultimate multiplier and the Strategic Base Amount becomes part of the Award for the Participant.

(d)

Sum of Resultant Products; Subject to Overall Cap:  The resultant parts in the ultimate sentences of Sections 9.5(b) and 9.5(c) are then added together to arrive at an Award for the Participant (but subject to the other terms contained in the Plan, including Section 9.5(e)), not to exceed the overall cap in Section 7 hereof.

(e)	Role of CEO and the Committee. The final Award recommendation will be made by the Chief Executive Officer and approved by the Committee.
(f)

Subject to Discretionary Company Thresholds.  Notwithstanding the foregoing, if the Discretionary Company Thresholds in Section 5 are not met, no Award (or portion thereof) will be earned or paid under the Plan.

10.	SUSPENSION, AMENDMENT OR TERMINATION OF THE PLAN

The Company reserves the right at any time prior to payment of the Awards to review, interpret, alter, suspend, amend, or terminate or discontinue (with or without notice) the Plan (including in respect of a Plan Year already completed if prior to the Payment Date in respect of that Plan Year), including, without limitation, the calculation and method of and eligibility for Award payments, provided, however, that any alterations or amendments to the Plan require the approval of the Committee, provided further, however, that any alterations or deviations in respect of the process for determining the Strategic Performance Portion pursuant to Section 9.5(c) hereof do not require the approval of the Committee if such alterations or deviations are otherwise approved by the Chief Executive Officer.  The Plan does not constitute a contract of employment (express or implied) and cannot be relied upon as such.  The Plan does not alter the at-will employment relationship between the Company and the Participants.

11.	ETHICS

The Committee shall have the right to withhold or decrease a Participant’s Award on account of a Participant’s violation(s) of the Standards of Business Conduct or other Company policies, including, without limitation, the failure to model and enforce the Company’s high standards of ethical conduct or to demonstrate a commitment to a discrimination-, retaliation- and harassment-free workplace.  Conversely, the Committee may increase incentive compensation (up to the total maximum Award permitted under the Plan) for a Participant who demonstrates extraordinary achievements in these critical areas for the Company.